SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

August 31, 2004

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	002-97869-D	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

  6701 Democracy Blvd., Suite 300
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 31, 2004, Mobilepro Corp. (“Mobilepro”) announced that it had entered into a definitive Agreement and Plan of Merger (“Merger Agreement”) to acquire CloseCall America, Inc. (“CloseCall”). Upon the terms and subject to the conditions of the Merger Agreement, CloseCall will be merged with and into MVCC Acquisition Corp. (“MVCC”), a wholly-owned subsidiary of Mobilepro. MVCC will be the surviving corporation and continue as a wholly-owned subsidiary of Mobilepro. The transaction has been approved by our board of directors and the board of directors of CloseCall. The closing of the transaction is subject to the approval of the shareholders of CloseCall and customary closing conditions.

Upon completion of the merger, all outstanding shares of capital stock of CloseCall will be exchanged for aggregate merger consideration (“Merger Consideration”) consisting of (i) $8,000,000 in cash, (ii) 40,000,000 restricted shares of our common stock and (iii) warrants to purchase up to 3,500,000 shares of our common stock, of which 2,500,000 warrants have an exercise price of $.30 per share and 1,000,000 warrants have an exercise price of $.35 per share. The Merger Consideration will be divided equally among the shareholders of CloseCall at the closing, subject to an escrow of $250,000 and 8 million shares to address any post-closing merger adjustments and potential indemnification claims, respectively.

A copy of the press release announcing the signing of the definitive agreement is attached as an exhibit under Item 9.01(c) of this report.

Item 3.02   Unregistered Sales of Equity Securities.

The securities to be issued to the CloseCall shareholders will not be registered under the Securities Act. The issuance of the securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits Furnished.

99.1         Press Release, dated September 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 3, 2004	By:	/s/ Jay O. Wright
Jay O. Wright
President and Chief Executive Officer
MOBILEPRO CORP.